EXHIBIT 99.1
For Immediate Release
Interchange to Be Renamed Local.com Corporation™
Board of Directors Approves Change of Company Name
to Align Business Brand with its Leading Local Search Site

Irvine, Calif., October 27, 2006 — Interchange Corporation (NASDAQ: INCX) today announced the company will change its name to Local.com Corporation effective November 2, 2006. The Company’s ticker symbol will also be changed to NASDAQ: LOCM on the same date.
The name change is intended to align the company’s corporate identity with that of its leading local search engine, Local.com. “Local.com has far more mindshare with our customers, partners and users than Interchange,” said Heath Clarke, chairman and CEO. “With the majority of our revenues now coming from local search, it makes sense for us to focus on building our Local.com brand with our business partners, users and the investment community.”
According to comScore, local search among U.S. Internet users has increased dramatically since 2005. Local.com was developed to help users find the most relevant local search results, and is now a Top 100 website in the U.S. market.
The company continues to add more local content to Local.com, with recent additions including job search, local online advertising for small businesses, and improved mapping.
About Local.com
Local.com (NASDAQ: INCX), a leading local search engine, ranked #79 in U.S. website traffic - according to the July 2006 comScore report. Local.com attracts over 10 million visitors each month seeking information on local businesses, products, services and people. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results. These results include special offers from local businesses, reviews from other users, local businesses‘ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products.

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